EXHIBIT 10.4

CONVERTIBLE DEBT EXCHANGE AGREEMENT

This CONVERTIBLE DEBT EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of June 25, 2014 by and between BioCorRx, Inc., a Nevada corporation (the “Company”), and Bradley Gann (the “Holder”), with reference to the following facts:

WHEREAS, on March 31, 2013, the Company issued to Holder a Convertible Debenture (the “Debenture”), a copy of which is attached hereto as Exhibit A, pursuant to which the Company is indebted to the Holder in the sum of $130,534.26 as of the date hereof (the “Outstanding Debt”); and

WHEREAS, the Company wishes to settle the Outstanding Debt with payment, in the amount of such Outstanding Debt, converted into a license fee in connection with the Company’s Ohio license territory (the “License Fee”), and the Holder agrees to convert the Outstanding Debt into the License Fee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively, the “parties” and individually, a “party”) hereby agree as follows:

1.	License Fee. In exchange for the termination of the Debenture, the Holder shall convert the Outstanding Debt into the License Fee.

2.
Termination of Debenture. It is agreed and acknowledged that as of the date hereof, the Debenture shall be terminated and canceled in full and rendered null and void. All past, current, or future obligations of the parties under the Debenture shall be extinguished, except as otherwise expressly set forth in this Agreement. The Holder will return the original Debenture for cancellation by the Company as of the date hereof. The Holder acknowledges and agrees that as of the date hereof, he shall have no surviving right, title or interest in or to the Debenture or any shares issuable upon the conversion thereof.

3.
Holder Representations. The Holder represents that (a) he has a pre-existing business relationship with the Company or its managers, officers or controlling persons; (b) by reason of the Holder’s business or financial experience, the Holder can be reasonably assumed to have the capacity to protect his own interests in connection with the transaction contemplated by this Agreement; and (c) the License Fee shall not exceed ten percent (10%) of the Holder’s net worth. The Holder further represents that (y) he is the sole owner and holder of the Debenture, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Debenture or any shares convertible thereunder and (z) he has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

4.
Company’s Representations. The Company represents that (a) neither the execution or delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in the breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company or any material agreement, instrument or indenture to which the Company is a party or by which it is bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company; (b) the Company has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof; (c) the execution, delivery and performance by the Company of this Agreement, and the actions to be taken by the Company contemplated hereby, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary with respect hereto or thereto; and (d) payment of the License Fee has been duly authorized on behalf of the Company.

5.
Attorneys’ Fees. In the event any action is brought to enforce this Agreement, the prevailing party in any such dispute or proceeding shall be entitled to recover said party’s total reasonable attorneys’ fees and costs arising out of or in connection with such action.

6.
Binding Effect. The provisions of this Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, personal representatives, successors in interest and assigns to the respective parties to it.

7.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice of law provisions. The language and all parts of this Agreement shall be in all cases construed as a whole according to its very meaning and not strictly for or against any individual party.

8.
Entire Agreement. This Agreement memorializes and constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior negotiations, proposed agreements and agreements, whether written or unwritten. The parties acknowledge that no other party, nor any agent or attorney of any other party, has made any promises, representations or warranties whatsoever, expressly or impliedly, which are not expressly contained in this Agreement in reliance upon any collateral promise, representation, warranty or belief.

9.
Further Cooperation. Each party shall hereafter execute the documents and do all that is necessary, convenient or desirable in the reasonable opinion of the other party to effect the provisions of this Agreement.

10.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but both of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as originals for all purposes.

11.
Invalidity. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and, in lieu of such illegal or invalid provision as may be possible and, if such illegal or invalid provision cannot be so modified, then it shall be deemed not to be a part of this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

BIOCORRX, INC.

By:	/s/ Neil Muller
Name:	Neil Muller
Title:	President

By:	/s/ Lourdes Felix
Name:	Lourdes Felix
Title:	Chief Financial Officer

HOLDER:

By:	/s/ Bradley Gann
Name:	Bradley Gann

EXHIBIT A

CONVERTIBLE DEBENTURE